Exhibit 10.20

Profit Share Agreement

This Profit Share Agreement (“Agreement”) is made effective as of June 30, 2016 (“Effective Date”) by and between DGS Ltd., an exempted Bermuda company (“Company”), and Jeffrey Cox, and individual with a residential address at 2572 Saddleback Ct, Castle Rock, CO, 80104-7542 USA (“Cox”).

WHEREAS Cox is the historical owner of 3,871,836 common shares of Digital Globe Services Limited (“DGS Oldco Shares”);

WHEREAS, Cox has exchanged his DGS Oldco Shares for 3,871,836 common shares of the Company (“DGS Newco Shares”);

WHEREAS, Cox and the Company expect to conclude a further share exchange whereby Cox will exchange his DGS Newco Shares in exchange for the issuance of 360,184 common shares of Forward March Limited, an exempted Bermuda company (“FM”)(with such further share exchange being the “Share Exchange”).

WHEREAS, upon the conclusion of the Share Exchange, the parties hereto desire to have Cox receive a share of any cash dividends actually paid by the Company to FM (which, following the conclusion of the Share Exchange, will be the owner of 100% of the issued share capital of the Company);

NOW THEREFORE, the parties agree as follows:

1.
Services. During the term of Cox’s employment with Digital Globe Services Inc., a Delaware company (“DGS US”), Cox shall, upon the Company’s request, serve as an executive officer and/or director of the Company, and render duties to the Company associated with such position(s) (collectively, the “Services”).

2.	Standard of Conduct. In performing any Services, Cox agrees to the following standard of conduct:

a.
Cox shall comply with all written policies of the Company existing as of the Effective Date and as may be later modified or terminated by the Company in the future in its sole discretion (“Company Policies”). All Company Policies will be made available to Cox upon request.

b.	Cox shall at all times comply with all applicable laws and regulations.

3.
Fees. In exchange for Cox’s provision of Services, Cox shall be entitled to receive a fee equal to 13.93% of any cash dividends actually paid by the Company to FM (the “Fees”). All Fees shall be paid to Cox by the end of the month immediately following the month in which such Fees have been earned under this Agreement.

Confidential

4.
Term and Termination. The “Term” of this Agreement shall commence on the date that the Share Exchange is completed and shall continue until the earlier to occur of: (i) the satisfaction of any dividend preference on preferred shares issued by FM; (ii) the conversion of all preferred shares issued by FM into common shares of FM; (iii) a sale of substantially all the assets of the Company or its direct or indirect subsidiaries to an unaffiliated third party; (iv) a sale of all of the shares held by FM in any of DGS Ltd., IBEX Global Limited, and Etelequote Limited (the “Other Portfolio Companies”) to an unaffiliated third party; (v) a sale of substantially all of the assets held by any of the Other Portfolio Companies to an unaffiliated third pary; and (vi) June 30, 2018.

In the event of a termination of this Agreement for any reason, Company shall pay Cox for any Fees that were earned by Contractor up through the termination date in accordance with the terms of Section 4 and shall not be entitled to earn any Fees after the termination date, provided that, if this agreement is terminated pursuant to section 4 (vi), the Company and Cox shall negotiate in good faith a potential extension of the Term of this Agreement.

5.
Relationship of the Parties. It is understood by the parties that Cox is an independent contractor with respect to Company, and not an employee of Company. Company will not, by virtue of this Agreement, provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Cox or any of its employees, agents, or principals. Cox shall be solely responsible for reporting any Fees received hereunder to the appropriate tax authorities, as well as for the payment of any taxes associated with the payment of such Fees, and shall indemnify and hold harmless the Company against any claim arising out or related to any of the foregoing tax reporting and payment obligations.

6.	Miscellaneous.

a.
Any notice to be delivered under this Agreement must be sent to the following emails, delivery receipt requested, in order to be deemed a valid written notice under this Agreement. Such notices shall be deemed delivered: (i) as of the date of the delivery receipt; (ii) or, if no delivery receipt is given within 48 hours of sending the email, the date of the second business day after the date of sending:

If to Company:

Pat.costello@trgworld.com

If to Cox:

Jeff.Cox@dgsworld.com

Or to such other address as a party may provide in written notice to the other party.

Confidential

b.
No waiver of any provision of this Agreement shall be effective by the Company unless set forth in a writing executed by the Company. Company may assign this agreement upon providing notice thereof to Cox. All remedies set forth in this Agreement are cumulative to any other remedies a party may have under applicable law. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. The parties agree that all understandings, oral agreements, and representations made prior to the full execution of this Agreement are void and/or are superseded by this Agreement. This Agreement cannot be modified, changed, or amended, except in a writing signed by the parties. This Agreement shall be governed by the laws of the District of Columbia, regardless of conflict of law principles. Contractor hereby consents to the jurisdiction of the federal and state courts of the District of Columbia for any disputes arising out of this Agreement. The parties agree to resolve disputes arising out of or relating to this Agreement pursuant to the Direct Dialogue Program attached hereto as Exhibit A. This Agreement may be executed in counterparts and delivered by electronic mail or facsimile.

IN WITNESS HEREOF, the parties have agreed to enter into this Agreement as of the Effective Date by affixing their signatures as set forth below:

DGS LTD.	JEFFREY COX

/s/ Zia Chishti	/s/
Zia Chishti
Director

Confidential

Exhibit A

Confidential

DIRECT DIALOGUE PROGRAM
AND
MUTUAL AGREEMENT TO MEDIATE/ARBITRATE

A New Way to Resolve Workplace Problems

We understand that problems can occur even in the best companies. Our Direct Dialogue Program (“Program”) helps us resolve differences together in a timely and objective manner. At the same time, it provides a process that protects your legal rights. At DGS Ltd. (the “Company”), we are committed to building strong working relationships. We do that in many ways, including this Program.

INTERNAL PROCESS

Step 1: Open Communication With Your Direct Contact at the Company

At our company, the door is always open. The Program builds on our foundation of trust by defining a process that encourages you (sometimes referred to herein as “Employee”) to first talk to the right person, a person who can help when you have a work-related question or concern. Often, questions you have can be answered quickly if you talk to your direct contact at the Company (here, Zia Chishti, a member of the Board of Directors) as a first step in resolving a work-related problem. Your direct contact wants to keep our company running smoothly, and that includes quickly and fairly addressing any concerns that arise.

Step 2: Communication with the Company’s Internal Counsel

If you have already talked with your direct contact and still feel that your question has not been answered to your satisfaction, or if you feel that your direct contact is not the appropriate person to help with a work-related questions or concern, you can request that the internal counsel get involved. Such internal counsel can be contacted by calling 516-305-3839 or emailing pat.costello@trgworld.com. The role of internal counsel here is to facilitate discussion and problem-solving. The internal counsel will listen to your input and seek to find a mutually acceptable resolution, if possible. The internal counsel will not act as your lawyer. The internal counsel is the lawyer for the company.

MEDIATION AND ARBITRATION - GENERAL

What Claims Are Subject to Mediation and Arbitration?

The claims covered by this Program and the Agreement to Arbitrate below (“Agreement”) pertain to any disputes arising out of your employment or termination of employment with the Company (including claims against employees, Officers, and Directors of the Company and its affiliates arising out of or related to any disputes, and include, but are not limited to, the following: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, discrimination based on race, gender, sexual orientation, religion, national origin, age, pregnancy, marital status, or medical condition, handicap or disability; including any claims covered by Title VII of the Civil Rights Act of 1964, the ADA, the ADEA, the FMLA and the FLSA); claims for retaliation; physical, mental or psychological injury, (arising out of your employment or termination of employment); claims for benefits (except where an employee benefit or retirement plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for violations of local laws governing employment relations; and claims for violation of any other federal, state or other governmental law, statute, regulation, or ordinance, except claims excluded below.

It is specifically agreed that the claims covered by this Program and Agreement include any claims of spouses or descendants of the Employee that would otherwise be covered by this Program and Agreement if it were a claim of the Employee.

Claims Not Covered by this Program and Agreement

The Program and Agreement do not apply to claims for Workers’ Compensation Benefits; claims for unemployment benefits; administrative claims before the National Labor Relations Board, the Equal Employment Opportunity Commission or any parallel state or local agency. Participation in any administrative proceeding by the Company shall not affect the applicability of this Program or Agreement upon termination of the administrative proceeding; criminal complaints; and/or actions by the Company for injunctive and/or other equitable relief, including but not limited to claims for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which Employee understands and agrees that the Company may seek and obtain relief from a court of competent jurisdiction.

Filing and Fees

The American Arbitration Association (AAA) charges a fee for filing a request for mediation/arbitration. In addition to this filing fee, a fee must be paid to the mediator/arbitrator for his or her services. If you request mediation/arbitration, your share of these fees will be 50% of such total fees. All fee payments are processed through the AAA.

Mediation

The AAA will work with you and the Company to find a time and place that is convenient for all parties to meet as a group or, individually, with the mediator. The mediator will listen to both sides of the story, ask questions and help the parties focus on the strengths and weaknesses of their positions.

Arbitration

If either party has a covered problem that has not been resolved through our internal process, including mediation, the party can request arbitration, which is a process where both you and the Company have an impartial, outside party make a final decision that is binding on you and the Company. Arbitration is a process in which a skilled arbitrator (similar to a judge) hears both sides of the situation and then makes a final and binding decision. Decisions by the arbitrator are generally made according to the same principles of law that control decisions by courts. Arbitrators can award the same damages or remedies as a court of law. By accepting employment and/or continuing your employment with the Company, you agree to be bound by the Agreement to Arbitrate set forth below.

In certain cases, attorney fees and other expenses may be assessed against either you or the Company. For example, the arbitrator may assess attorney fees against you or the Company if either party makes a claim that is frivolous, or is factually or legally groundless, or if there is a written agreement that provides for a payment of attorney fees.

AGREEMENT TO ARBITRATE

A. Mutual Consent

The Company and Employee mutually consent to the resolution, by final and binding arbitration, of any and all claims or controversies (“claim”) that the Company may have against Employee or that Employee may have against the Company or its officers, directors, partners, owners, employees or agents in their capacity as such or otherwise, whether or not arising out of the employment relationship (or its termination), including but not limited to, any claims arising out of or related to this Agreement to Arbitrate (this “Agreement”) or the breach thereof.

The claims shall be settled exclusively by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

THE COMPANY AND EMPLOYEE FULLY UNDERSTAND THAT, ABSENT THIS AGREEMENT, LEGAL CLAIMS BETWEEN THEM COULD BE RESOLVED THROUGH THE COURTS AND A JURY, BUT THE PARTIES EXPRESSLY AGREE TO FOREGO THE TRADITIONAL LITIGATION SYSTEM IN FAVOR OF BINDING ARBITRATION.

B. Arbitration Rules and Applicable Law

The Parties agree that the Federal Arbitration Act (“FAA”) will govern this Agreement to Arbitrate (“Agreement”) and the interpretation and enforcement of the arbitration proceeding, including any actions to compel, enforce, vacate, or confirm proceedings, awards or orders issued by the Arbitrator. Proceedings under this Agreement will be administered by the AAA pursuant to its National Rules for the Resolution of Employment Disputes, except as provided in this Agreement. Except as provided in this Agreement or the AAA rules, the Arbitrator shall apply the state or federal law which would be applied by a federal court of competent jurisdiction, including laws establishing burdens of proof. This Agreement does not enlarge substantive rights of either party available under existing law.

C. Initiation of Arbitration and Time Limits

A party may initiate arbitration proceedings under this Agreement by serving a written Request for Arbitration on AAA forms. The Request for Arbitration must describe the nature of the dispute and the specific remedy sought, and must be simultaneously mailed to all other parties to the dispute. Alternatively, employees of the Company may initiate arbitration proceedings by submitting a written Request for Arbitration (see attached form) to the Company’s internal counsel, who will promptly forward the Request to AAA. A Request for Arbitration must be filed within one (1) year of the date when the dispute first arose, unless the claim arises under a specific statute providing for a longer time to file a claim, in which case the statute shall govern. Any failure to timely request arbitration constitutes a complete waiver of all rights to raise any claims in any forum relating to any dispute that was subject to arbitration. The time limitations in this paragraph are not subject to any type of tolling.

D. The Arbitrator

All disputes will be resolved by a single Arbitrator selected from a list provided by AAA pursuant to AAA rules. The Arbitrator has the authority to rule on any motions regarding discovery or the pleadings, including motions to dismiss and for summary judgment, and, in doing so, shall apply the standards set forth in the Federal Rules of Civil Procedure, and to order any and all equitable or legal relief which a party could obtain from a court of competent jurisdiction on the basis of the claims made in the dispute. The arbitrator shall have no power to vary or ignore the terms of this Agreement and shall be bound by controlling law and the Federal Rules of Evidence.

E. Hearing Location

Unless the parties agree otherwise in writing, the hearing shall take place at the Company’s executive offices.

F. Arbitration Fees and Costs

The parties shall be responsible for their own attorneys’ fees, witness fees, transcripts, copy costs, postponement/cancellation fees, travel and discovery costs. In addition, each party shall be responsible for 50% of the total fees due to the AAA.

G. Severability

In the event that any provision of this Agreement is determined by the Arbitrator or by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such provision shall be enforced to the extent permissible under the law and all remaining provisions of this Agreement shall remain in full force and effect.

H. Miscellaneous Provisions

1. The parties understand and agree that their promises to arbitrate claims, rather than to litigate them before courts or other bodies, provide consideration for each other.

2. This Agreement to arbitrate shall survive the termination of Employee’s employment. It can only be revoked or modified in writing signed by the parties, which specifically states intent to revoke or modified this Agreement. Only the Board of the Company can revoke or modify this Agreement on behalf of the Company.

3. Notwithstanding anything to the contrary herein, to the extent that a party seeks to subpoena, or otherwise legally compel, a third party for information or testimony, and if such third party is an actual, past, or prospective customer of the Company or its affiliates, or is an employee, officer, or director of such customer, then no subpoena or other legal process may be issued to such third party unless: (1) the Company and Employee agree in writing to issue the subpoena or legal process; or (2) upon written motion from the party seeking to issue the subpoena or legal process, in which motion the petitioning party shall have the burden of persuasion and the burden of proof, the Arbitrator finds good cause to issue such subpoena or legal process.

4. This is the complete Agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any retirement or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject.

5. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this Agreement in any way alter the “at will” nature of the employment relationship, which either party remains free to terminate at any time with or without cause or notice.

DIRECT DIALOGUE PROGRAM
REQUEST FOR MEDIATION/ARBITRATION

Please Type or Print

1.

Name:	___________________________________________________________________________________________________

Address:	___________________________________________________________________________________________________

Telephone:	___________________________________________________________________________________________________

NOTE: All correspondence concerning this matter will be sent to you at this address.

For the following questions, please use additional pages if necessary in order to provide complete information. Please place an asterisk indicating where a response is continued to an accompanying page.

2. NATURE OF CLAIM/What problem has occurred?

3. RIGHTS/Are there specific rights that you feel have been violated?

4. RELEVANT FACTS/What happened to cause the problem?

5. WITNESSES/Please name every person who has knowledge of the relevant facts.

REQUEST FOR (Check one): MEDIATION               ARBITRATION

6. REMEDY SOUGHT/What relief do you believe you are entitled to?

7. SIGNATURE

I affirm that the information provided above is true and accurate.

Date:               Signature:
If you are requesting arbitration and have an attorney (optional) in this matter, please provide the following information:

Attorney’s Name:

Address:

Telephone:

NOTICE: This Request for Mediation/Arbitration must be filed with the Company’s Internal Counsel by mail and email to:

Pat Costello
Internal Counsel
DGS LTD. c/o
TRG HOLDINGS LLC
1700 Pennsylvania Avenue, Suite 560
Washington DC 20006 USA
Pat.costello@trgworld.com

Date Request received by Internal Counsel: